Exhibit 10.1

AGREEMENT AND RELEASE
This Agreement and Release (“Agreement”) is entered into as of this 31st day March, 2017 among XL Group Ltd and XL Services (Bermuda) Ltd (together with XL Group Ltd, the “Company”) and STEPHEN JOHN OAKLEY CATLIN (the “Executive”).
The Executive and the Company agree as follows:
1.Retirement from Employment/Board Positions. The employment relationship between the Executive and the Company will continue until 31 December 2017 (the “Retirement Date”), at which time it shall cease by virtue of the Executive’s retirement. From 15 May 2017, Executive will cease to be the Deputy Executive Chairman of the Company and, from 15 May 2017 through the Retirement Date, Executive will act in the capacity of Special Advisor to the CEO acting as the Company’s representative to the United Nations Insurance Development Forum and related projects. Executive has notified the Company on the date hereof, and the Company acknowledges, that Executive will not stand for re-election to the Board of Directors of XL Group Ltd at its 2017 scheduled Annual General Meeting, and Executive and the Company acknowledge that his role as a Director will cease upon the expiration of his term following the conclusion of XL Group Ltd’s 2017 Annual General Meeting. Effective by 30 June 2017, or such other later date as determined by the Company and agreed with the Executive (whose consent will not be unreasonably withheld), the Executive will resign all other officer positions with the Company and its Affiliates (as defined below), if any, as well as his membership on all Boards of Directors and Committees of the Company’s Affiliates.
2.Effect of the Termination/Prior Agreements. Executive and the Company agrees that Executive’s retirement does not constitute an “Eligible Termination” as defined in the XL Group Ltd Executive Severance Benefits Program (the “ESBP”) and no benefits will be paid pursuant to the ESBP. This Agreement represents the complete agreement between the Executive and the Company concerning the subject matter herein and supersedes all prior agreements or understandings, written or oral, including the Letter of Appointment, as amended, between Executive and the Company and dated 17 May 2015 (“Letter of Appointment”). This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
3.Payments and Benefits. In: (a) consideration for the covenants of the Executive and the release of claims by the Executive contained herein, and (b) full payment of all obligations of any nature or kind whatsoever owed or owing to the Executive by the Company and any of its Affiliates in relation to (x) the Executive’s employment by, or directorships of, the Company or any Affiliate and (y) the termination of the Executive's employment by or directorships of, the Company or any Affiliate, the Company shall pay, or provide benefits to, the Executive as follows:
(a)the Company shall pay the Executive’s base salary, at the rate in effect on the date hereof, through the Retirement Date in accordance with its normal payroll practices.

The Executive shall continue to participate in the Company’s welfare benefit and retirement plans through the Retirement Date;
(b)provided the Executive executes this Agreement and on, or within ten working days following, December 31, 2017, further executes the general release of claims attached hereto as Exhibit A the Company agrees:
(i) that the Executive shall be eligible to receive an annual bonus (the “2017 Annual Bonus”) for the calendar year 2017 in an amount which shall be determined by the Chief Executive Officer of the Company and the Management Development and Compensation Committee of the Board of Directors of XL Group Ltd (the “MDCC”) in their discretion as applied to executives who are currently of a similar level within the Company. The Executive shall have a target bonus award amount of $1,500,000. Any such 2017 Annual Bonus shall be paid to the Executive no later than March 15, 2018;
(ii)that the stock options granted to the Executive on or before December 31, 2016 under the Company’s 1991 Performance Incentive Program (the “1991 Plan”) (a complete list of which is included in Exhibit B) will continue to vest (to the extent not already vested) on their normal vesting dates and will be exercisable in full until the final expiration of the term in respect of such stock options, as a result of the Executive’s cessation of employment on the Retirement Date being treated as “retirement” under the rules of the 1991 Plan and the applicable award agreements. Executive agrees that any award of options granted on 28 February 2017 shall be forfeited on the Retirement Date;
(iii)a portion of the Executive’s Performance Units (a complete list of which is included in Exhibit B) granted as of 28 February 2015 (the “2015 Award”) and as of 28 February 2016 (the “2016 Award”), respectively, will vest as a result of the Executive's cessation of employment on the Retirement Date being treated as “retirement” under the rules of the 1991 Plan and the applicable award agreements. The number of such Performance Units that will vest will be determined by calculating: (i) the extent, if any, of attainment of the performance goals for each award of Performance Units (as determined by the MDCC) as measured at the end of calendar year 2017 with respect to the 2015 Award, and the end of calendar year 2018 with respect to the 2016 Award, multiplied by (ii) a fraction, the numerator of which is the number of days during the respective Performance Period (as defined in the applicable award agreement) applicable to each award ending on the Retirement Date and the denominator of which is the number of days in the full Performance Period (as defined in the applicable award agreement) for each such award. Ordinary shares of Company common stock equal to the number of such vested Performance Units as determined above will be distributed to the Executive (a) with respect to the 2015 Award, in 2018 on or before 15 March 2018, and (b) with respect to the 2016 Award, in 2019 on or before March 15, 2019. Executive agrees that Performance Units granted to Executive on 28 February 2017 shall be forfeited on the Retirement Date;
(iv)that the restricted cash units (a complete list of which is included in Exhibit B) granted as of 13 May 2015 that remain unvested on the Retirement Date will vest in full on the Retirement Date, and the cash proceeds will be delivered to the Executive within sixty (60) days of the Retirement Date in accordance with the applicable award agreements.

(c)The Company agrees that Executive will continue to have the use of his personal assistant through the Retirement Date and the use of the Company driver until 30 June, 2017. The Company agrees to provide that the Executive shall be reimbursed for business expenses reasonably incurred by him prior to the Retirement Date in accordance with the Company’s expense reimbursement program. Expenses in excess of $500 shall be pre-approved by the chief executive officer of the Company or his designee; and
(d)The Company agrees that the Executive’s vested benefits under the Company’s pension plans accrued up to the Retirement Date shall be paid to the Executive in accordance with the terms of such plans.
4.Consulting Services. Provided the Executive executes this Agreement and, on, or within 10 working days following, 31 December 2017, further executes the general release of claims attached hereto as Exhibit A, the following provisions regarding consulting services and fees will apply.
(a)During the Consulting Term (as defined below), the Executive shall provide such consulting services to the Company commensurate with his status and experience as the former Deputy Executive Chairman of the Company with respect to such matters as shall be reasonably requested from time to time by the Chief Executive Officer of the Company or his designee. Such services shall include his continued participation on the Company’s behalf and leadership on the Insurance Development Forum, and other related projects or services as may be reasonably agreed between the Executive and the Company. The Executive shall not, by virtue of the consulting services provided hereunder, be considered an officer or employee of the Company, and he shall have no power or authority to contract in the name of or bind the Company or its Affiliates. As an independent contractor, the time, manner, mode, method and means used by the Executive in the performance of services shall be of the Executive’s selection and under the sole control and direction of the Executive. The Executive shall be responsible for all risks incurred in the operation of the Executive’s business and shall enjoy all the benefits thereof. In addition, the Executive and the Company will comply, at their own expense, with the provisions of all state, local, and federal laws, regulations, ordinances, requirements, and codes which are applicable to them in respect of the performance of services hereunder.
(b)During the Consulting Term, in consideration of the services to be provided by the Executive to the Company described herein and in consideration for the covenants of the Executive set forth herein, provided the Executive has complied, and continues to comply, with the terms of this Agreement, the Company shall pay the Executive a fee (the “Consulting Fee”) in the amount of $2,500,000.00, and payable in the following manner: (i) $1,667,500 will be paid to Executive on or by 31 January 2018, and (ii) $832,500 will be paid to Executive on or by 31 May 2018. The Executive shall not be entitled to participate in any employee benefit plans maintained by the Company or any of its Affiliates by reason of his consulting services under this Agreement.

(c)The period during which the Executive will be retained by the Company to provide the consulting services hereunder shall commence on 1 January 2018 and shall terminate on 30 September 2018, unless sooner terminated as provided in this Section 4(c) (the “Consulting Term”). Notwithstanding the foregoing, the Consulting Term will end on the date of the Executive’s death, the date on which Company terminates the Consulting Term for Cause (as defined below), or if the Executive terminates the Consulting Term for any reason. For purposes of this Agreement, the term “Cause” shall mean the Executive's (a) fraud or dishonesty in connection with the performance or provision by the Executive of his services under this Agreement, (b) material breach of any of the terms, including without limitation the restrictions contained in Section 12, of this Agreement or (c) the Executive’s conviction of, or plea of nolo contendere to, a felony. If the Consulting Term ends prior to 30 September 2018 due to the Executive’s death, the Executive’s estate shall remain entitled to receive the Consulting Fee in full, or, if already paid to the Executive, shall not be obligated to repay any prepaid portion of the Consulting Fee. In the event of termination of the Consulting Term by the Company for Cause, the Executive shall no longer be entitled to receive the Consulting Fee to the extent any portion remains unpaid at the time of such termination.
(d)The Company shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties up to the Retirement Date and services under this Section 4 provided the expenses are consistent with the Company’s policies in effect from time to time with respect to travel and other business expenses, and subject to, in the case of expenses in excess of $500 pre-approval by the CEO or his designee, and, in all cases, the Company’s requirements with respect to reporting and documentation of expenses.
(e)The Executive agrees that, upon the expiration or termination of the Consulting Term, he will immediately destroy or return to the Company all materials containing or reflecting the Confidential Information (as defined below) and all copies, reproductions and summaries thereof, in his possession or under his control and shall erase all Confidential Information from all media in his possession or under his control, including, without limitation, all smartphones, iPads, or external storage devices, and, if the Company so requests, shall certify in writing that he has done so. All Confidential Information is and shall remain the property of the Company or its Affiliates, as the case may be.
(f)The Company shall indemnify the Executive against expenses incurred and damages paid or payable by him with respect to claims based on actions or failures to act by the Executive in his capacity as a consultant under this Section 4, but not including expenses incurred or damages paid or payable by the Executive arising out of his gross negligence or willful misconduct.
(g)The Executive and the Company agree that the Executive is acting as an independent contractor to the Company for all purposes with regard to the performance of his services hereunder during the Consulting Term, including, without limitation, for under the laws of the United Kingdom, US Federal (including social security and unemployment), and Bermuda (including payroll) tax purposes. The Executive shall be solely responsible for fulfilling when due all required income tax and self-employment tax obligations arising in connection with his consultancy for the Company wheresoever incurred. Should the Company be required by any applicable tax authority to pay any such tax or payment because Executive failed to pay any such taxes or payments, the Executive shall promptly reimburse the Company for such tax or payments, including any interest and penalties with respect thereto. The Company will provide the Executive with reasonable notice of any such applicable assessment, determination or demand and promptly supply the Executive with copies thereof. The Company shall take such steps as the Executive reasonably requests, at the Executive’s expense, in order to contest or dispute the same (including to the extent permitted under applicable law and to the extent it does not breach privilege or confidentiality, providing the Executive with copies of any relevant documentation in its possession). Should it be determined that any payment in respect of the Consulting Fee by the Company should be subject to withholding of tax under applicable law, the Company shall thereafter make any payment of the Consultancy Fee net of applicable income, employment, social security or other taxes required to be withheld therefrom. For the avoidance of doubt, the Consultancy Fee shall be exclusive of any applicable value added tax, or similar applicable tax which, if required, shall be paid by the Company in addition.
(h)The Executive may if he so decides provide the consultancy services through a consultancy company established by him, in which case the Company and such consultancy company will enter into an agreement on the terms set out in this Section 4 (with such amendments as are required to reflect that the engagement will be with a company).
5.No Additional Compensation. The Executive acknowledges and agrees that he is not entitled to any salary, bonuses, long-term or short-term incentive compensation or other compensation, payments, rights or benefits of any kind in respect of his employment with the Company and/or other positions with its Affiliates, or his retirement from such employment and/or other positions, or under any of the compensation or benefit plans of the Company or its Affiliates, except as provided by this Agreement or under any benefit or equity plan or arrangement or as indemnification or director and officers liability insurance coverage.
6.Release. In consideration of the above, the sufficiency of which the Executive hereby acknowledges, the Executive, on behalf of the Executive and the Executive’s heirs, executors, administrators, representatives, agents and assigns (the “Releasors”) hereby irrevocably and unconditionally releases and forever discharges the Company and its members, shareholders in their capacity related to the Company, parents, Affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees, agents and contractors (in their capacities as such) and their heirs and assigns, and any and all employee pension benefit or welfare benefit plans of the Company or its Affiliates, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans (collectively, the “Releasees”), from all claims, actions, causes of action, rights, judgments, obligations, damages, charges, accountings, demands or liabilities of whatever kind or character, in law or in equity, whether known or unknown, that Releasors may have in any jurisdiction in the world in relation to, arising from or in connection with the Executive's employment by or directorships of, the Company or any of its Affiliates at any time and/or the termination of such employments or directorships (collectively, the “Claims”) which may have existed or which may now exist from the beginning of time to the date of this Agreement, including, without limitation, any Claims the Releasors may have arising from or relating to the Executive’s employment, hiring, separation, dismissal or entering into employment or retirement from employment with the Company or its Affiliates or relating to the Letter of Appointment or any other agreement between the Executive and the Company or an Affiliate, and that it would not be just or equitable for Executive to claim or be awarded any further sum. For the avoidance of doubt Claims for the purposes of this paragraph includes any claim for or relating to unfair dismissal, statutory severance payment, sex, race or disability discrimination, harassment, discrimination on the grounds of religion or belief and/or age or sexual orientation, working time, unlawful deduction from wages, unlawful detriment on health and safety grounds, a protective award or any other statutory or common law employment rights which the Executive, (or anyone on his behalf), has or may have.
7.Covenant Not to Sue. Except as provided in Section 8 below:
(a)Executive promises not to commence any judicial proceeding relating to any Claim released under this Agreement. If Executive breaches this promise by suing in relation to a Claim the Company or any of the other Company Releasees in any national, federal, state, or local court, then the Executive will reimburse the Company no later than thirty (30) days prior to the commencement of such proceeding for any payments previously received by Executive under Sections 3(b) and 4(b) of this Agreement and the Company shall otherwise be excused from making any remaining payments owed under this Agreement, except that Executive shall retain $200.
(b)Executive represents and warrants that there are no pending or outstanding lawsuits, actions, claims, administrative or judicial proceedings, charges, or complaints against the Company or any of the other Company Releasees to which Executive is a party or which is maintained on Executive’s behalf and which relate directly or indirectly to the Claims. The Company relies upon this representation and warranty in agreeing to enter into this Agreement.
8.Exclusions from Release and Covenant Not to Sue.    The Release (Section 6) and Covenant Not to Sue (Section 7) in this Agreement exclude (i) claims for breach of this Agreement; (ii) claims that arise after the date of this Agreement; (iii) claims for benefits pending but not yet approved or denied under the Company’s welfare or pension plans, if applicable, and (iv) other Claims that cannot lawfully be waived. In addition, nothing in this Agreement in any way limits Executive’s right to file, or lawfully to assist, cooperate, inform, participate, and/or testify in, any investigation/proceeding/hearing concerning any administrative claim with any government agency under any law that protects such rights. Despite the prior sentence, Executive waives all rights to recover money or other personal benefit -- directly from the Company -- for any such claim or related litigation, except as prohibited by law. Moreover, nothing in this Agreement in any way limits Executive’s right to report possible violations of United States federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, and any agency Inspector General, or Executive’s right to make other disclosures that are protected under the whistleblower provisions of UK, Bermuda, United States federal law or regulation. To the extent there are any claims not subject to the Release (Section 6) and Covenant Not to Sue (Section 7), Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective, or multi-party action or proceeding based on such claim(s).
9.Consideration. The Executive understands and agrees that the consideration provided for herein is more than the Executive would otherwise be entitled to if he did not agree to the provisions of Section 6 above.
10.Waiver of Reinstatement. The Executive waives any right to reinstatement or future employment with the Company following the Executive’s separation from the Company.
11.Nondisparagement.
(a)Executive agrees not to make any disparaging statements about the Company, its Affiliates or their current or former officers, directors and/or employees, to anyone, including but not limited to the Company’s customers, competitors, suppliers, employees, former employees or the press or other media. Excluded from this restriction are facts presented in good faith in claims allowed or rights listed in this Agreement’s Exclusions from Release and Covenant Not to Sue (Section 8), or if Executive is placed under legal compulsion to do so by a court or other governmental authority.
(b)The Company undertakes (A) for itself and all its Affiliates that it (and they) shall not, and (B) that it shall instruct its respective executive officers that they shall not (x) divulge to any person information relating to the personal affairs of the Executive which would reasonably be considered to be private and confidential and which is not otherwise in the public domain, or (y) make any or publish any disparaging statements that are, or would reasonably be expected to become, public about the Executive provided that the Company will not be prevented from making a truthful disclosure:
(i)in response to legal process or other proceedings;

(ii)	for the purposes of seeking legal advice provided its professional adviser is bound by a duty of confidence;

(iii)
to the proper authorities as required by law, provided, however, that in the event disclosure is so required, the Company shall provide the Executive with prompt notice, to the extent legally permitted to do so, of such requirement prior to making any disclosure so that the Executive may seek an appropriate protective order; and

(iv)	to comply with any legal, regulatory or accounting purpose.

12.Restrictive Covenants.
(a)Confidential Information. The Executive covenants that he shall not, without the prior written consent of the Company, use for the Executive’s own benefit or the benefit of any other person or entity other than the Company and its Affiliates as defined herein (together, the “XL Group”) or disclose to any person any confidential, proprietary, secret or privileged information about the Company or its Affiliates or their business or operations, including, but not limited to, information concerning trade secrets, know-how, software, data processing systems, policy language and forms, inventions, designs, processes, formulae, notations, improvements, financial information, business plans, prospects, referral sources, lists of suppliers and customers, legal advice and other information with respect to the affairs, business, clients, customers, agents or other business relationships of the Company or its Affiliates (“Confidential Information”). The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret, confidential, proprietary or privileged information or data relating to the Company or any of its Affiliates or predecessor companies, and their respective businesses, which has or shall have been obtained by the Executive during his employment or during the Consulting Term, unless and until such information has become known to the public generally (other than as a result of unauthorized disclosure by the Executive). The Executive shall not have any obligation to keep confidential any Confidential Information for the purposes of providing such information: (a) in order to seek legal advice in relation to this Agreement provided his professional adviser is bound by a duty of confidence; (b) to the proper authorities as required by law, provided, however, that in the event disclosure is so required, the Executive shall provide the Company with prompt notice, to the extent legally permitted to do so, of such requirement prior to making any disclosure so that the Company may seek an appropriate protective order; (c) to comply with any whistleblowing obligation of the Executive; or (d) to his spouse or partner provided such person agrees to maintain confidentiality. Excluded also from this restriction are facts presented by the Executive in good faith in claims allowed or rights listed in this Agreement’s Exclusion from Release and Covenant Not to Sue (Section 8).

(i)
The foregoing covenant by the Executive shall be without limitation as to time and geographic application. The Executive acknowledges and agrees that he shall have no authority to waive any attorney-client or other privilege without the express prior written consent of the MDCC as evidenced by the signature of the Company’s General Counsel.

(ii)
For the avoidance of doubt, all trademarks, policy language or forms, products or services (including products and services under development), trade names, trade secrets, service marks, designs, computer programs and software, utility models, copyrights, know-how and confidential information, applications for registration of any of the foregoing and the right to apply for them in any part of the world (whether any of the foregoing shall be registered or unregistered) created or discovered or participated in by the Executive during the course of his employment or under the instructions of the XL Group are and shall be the absolute property of the Company and its

Affiliates, as appropriate. Without limiting the foregoing, the Executive hereby assigns to the Company any and all of the Executive’s right, title and interest, if any, pertaining to the insurance and reinsurance (including, without limitation, finite insurance and reinsurance), risk assumption, risk management, brokerage, financial and other products or services developed or improved upon by the Executive (including, without limitation, any related “know-how”) while employed by the XL Group or during the Consulting Term, including any patent, trademark, trade name, copyright, ownership or other right that may pertain thereto.

(iii)
For the avoidance of doubt, the foregoing restrictions shall not operate so as to prevent the Executive from using information which throughout his employment with the Company and prior employment with its Affiliates has become inextricably integrated within and become part of his professional skills and knowhow.

(b)Since the Executive has obtained in the course of the Executive’s employment with the XL Group, and is likely to obtain in the course of his consulting services hereunder, knowledge of trade names, trade secrets, know-how, products and services (including products and services under development), techniques, methods, lists, computer programs and software and other confidential information relating to the XL Group, and their employees, clients, business or business opportunities, the Executive hereby undertakes that:

(i)
For the period from the date hereof until 30 September 2018, without the prior written consent of the Company (such consent not to be unreasonably withheld), Executive will not become employed by or associated with any entity, whether as a principal, advisor, partner, employee, agent, consultant, shareholder (other than as a shareholder of less than 5% of any publicly traded company) or in any other relationship or capacity, paid or unpaid, that is actively engaged in selling or providing, either directly or indirectly, in the United States, Bermuda, Greater London, or the Republic of Ireland, any products or services that are the same as or similar to insurance and reinsurance products or services that as of the Retirement Date are being provided in those locations either directly or indirectly by the Company or any other Affiliate in the XL Group;

(ii)
For the period from the date hereof until 31 December 2018, Executive will not, directly or indirectly contact, seek, entice, solicit, induce, persuade, divert or attempt to divert any business away from the XL Group, including any former, present or prospective customer, client, insured, vendor, supplier, investor, or business partner of which Executive had personal knowledge or with whom Executive is personally involved during Executive’s employment at the Company, with respect to any existing or proposed contractual or business arrangement with the XL Group, insurance or reinsurance product or service sold or provided by or to the XL Group during Executive’s employment or the Consulting Term, or any such product or service that is under development by the XL Group as of the Retirement Date. It is presumed that by reason of Executive’s membership on the Leadership Team of XL Group that Executive had actual knowledge of any material business arrangement or contract, or any insurance or reinsurance products or services, whether currently provided or under development during Executive’s employment with the Company. The restrictions in this paragraph shall not apply if Executive is expressly permitted to engage in the otherwise prohibited activity, in writing, by the Company, in its sole discretion, following its receipt of Executive’s written request before commencement of the activity; and

(iii)
For the period from the date hereof until 31 December 2018, Executive will not directly or indirectly solicit, encourage or induce any employee of the XL Group to terminate employment with the XL Group, and will not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ or offer employment to any person who was employed by the XL Group at the completion of the Consulting Term or at any time during the six-month period prior to the completion of the Consulting Term ("XL employee") to engage in any business activity which competes with the insurance or reinsurance businesses of the XL Group or its investment, corporate, or financial operations. Executive also agrees that until December 31, 2018, any subsequent employer's hiring of an XL employee who was employed in a senior leadership capacity at the XL Group (currently defined to be the XL Leadership Team, Band E or Band D) into a position that reports directly or indirectly to the Executive will constitute a breach of this clause.

(c)For purposes of this Agreement, an “Affiliate” of the Company includes any person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company, and such term shall specifically include, without limitation, the Company’s majority-owned subsidiaries.
(d)Executive acknowledges and agrees that the covenants and obligations in Section 12 are reasonable and relate to special, unique and extraordinary matters and that, given the extensive knowledge of the Company's operations and Confidential Information that you have acquired and will continue to acquire through the Consulting Term, a violation of any of the terms of these covenants and undertakings could cause the XL Group irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that XL Group Ltd and such other entitles in the XL Group to which these provisions relate shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) in any Federal or state court sitting in the City and State of New York or court of competent jurisdiction sitting in Bermuda or the United Kingdom, or, at the Company’s or any Affiliate’s election, in any other jurisdiction in which the Executive maintains his residence or his principal place of business, restraining the Executive from committing any violation of the covenants and obligations contained in Section 12. The Executive hereby submits to the non-exclusive jurisdiction of all those courts for the purposes of any actions or proceedings instituted by the Company or its Affiliates to obtain such injunctive relief or otherwise enforce this Agreement, and the Executive agrees that process in any or all of those actions or proceedings may be served by registered mail or delivery, addressed to the last address of the Executive known to the Company or its Affiliates, or in any other manner authorized by law.
Further, in respect of

(i)
the Consultancy Fee, the Company shall, to the extent permitted by applicable law, have no obligation to pay any amounts to you following any material violation of the covenants and undertakings contained in Section 12(b) and its sub-parts, including any unpaid payments; and

(ii)
any other entitlement the Executive has, or may have under this Agreement, the Company shall (x) if permitted by applicable law and (y) if so provided in the rules of the 1991 Plan and the applicable award documentation, have no obligation to pay any amounts, exercise any options or deliver any shares to you following any material violation of the covenants and undertakings contained in Section 12(b) and its sub-parts, including any unpaid payments or undelivered shares. These remedies are cumulative and are in addition to any other rights and remedies the Company or any other entity in the XL Group may have at law or in equity.

13.Return of Property. On or before the Retirement Date (or such other date specified by the Company in a written notice to the Executive), the Executive shall return all property of the Company and its Affiliates in the Executive’s possession or control, including, but not limited to, the Company’s credit, telephone, identification and similar cards, keys, cellular phones, computer equipment, software and peripherals and originals and copies of books, records, and other information pertaining to the business of the Company or its Affiliates.
14.Indemnification. The Executive shall be provided indemnification by the Company to the maximum extent permitted by applicable law and its charter documents against expenses incurred and damages paid or payable by the Executive with respect to claims based on actions or failures to act by the Executive in his capacity as an officer, director or employee of the Company or its Affiliates on in any other capacity, including any fiduciary capacity, in which the Executive served at the request of the Company or an Affiliate. In addition, he shall be covered by a directors & officers liability policy with coverage for all directors and officers of the Company. The indemnification in this Section is in addition to, and not in lieu of, any indemnification or insurance rights that exist at law or under the Indemnification Agreement by and between Executive and the Company dated July 25, 2016, or pursuant to the Company’s charter documents or employee benefit.
15.Regulatory assistance. The Company agrees that it will provide the Executive reasonable support, including reasonable access to information and documentation, within its or any of its Affiliates' control, that is reasonably requested by the Executive in relation to any enquiry, instruction, request or similar from any regulatory body, in respect of which the subject matter relates to the Executive’s employment by, termination from, or directorships of, the Company or any of its Affiliates.
16.Company acknowledgement. The Company hereby represents and warrants that as at the date of this Agreement there are no pending or outstanding lawsuits or actions against the Executive filed by the Company or any Affiliate and that neither the Company, nor its executive officers (other than Executive), to the best of their belief are aware of any facts which to their knowledge would in all probability give rise to a claim reasonably likely to succeed on its merits against the Executive by the Company or its subsidiaries. The Executive hereby represents and warrants that as at the date of this Agreement, to the best of his belief, he is not aware of any facts which to his knowledge would in all probability give rise to a claim reasonably likely to succeed on its merits against the Executive by the Company or its subsidiaries. For purposes of this section, “knowledge” means the actual knowledge of such person without independent investigation or inquiry.

17.Legal Fees. Subject to receipt by the Company of a copy of this Agreement executed by the Executive, the Company will cause to be made a contribution of £10,000 (including disbursements) plus VAT (if applicable) in respect of Executive’s legal costs in connection with the advice given to the Executive in respect of this Agreement. Such contribution to be paid directly to Addleshaw Goddard LLP, Milton Gate, 60 Chiswell Street, London, EC1Y 4AG, United Kingdom on receipt of an invoice from the firm addressed to Executive but stated to be payable by the Company.
18.Cooperation. The Executive shall, at the request of the Company, reasonably cooperate with the Company in the defense and/or investigation of any third party claim, dispute or any investigation or proceeding, whether actual or threatened, including, without limitation, meeting with attorneys and/or other representatives of the Company to provide reasonably requested information regarding same and/or participating as a witness in any litigation, arbitration, hearing or other proceeding between the Company or any Affiliate and a third party or any government body with regard to matters related to Executive’s employment period with the Company. The Company shall reimburse the Executive for all reasonable expenses and costs incurred by him in connection with such assistance including, without limitation, reasonable travel expenses.
19.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York, without reference to the principles of conflict of laws thereof.
20.Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld therefrom pursuant to any applicable law or regulation.
21.Severability. Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or nonenforceability of any section shall not invalidate or render unenforceable any other section contained in this Agreement.
22.Voluntary Agreement. This Agreement has been entered into voluntarily and not as a result of coercion, duress, or undue influence. The Executive acknowledges that he has read and fully understands the terms of this Agreement and has been advised to consult with, and has consulted with, an attorney before executing this Agreement.
23.Successors. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. No rights or obligations of the Executive under this Agreement may be assigned or transferred by him. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation or amalgamation or scheme of arrangement in which the Company is not the continuing entity, or the sale or liquidations of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes by operation of law or in writing duly executed by the assignee or transferee all of the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

24.Executive’s Heirs. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If the Executive dies while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.
25.Notice. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or sent by courier, or by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:
If to the Company:
XL Group Ltd
O’Hara House
One Bermudiana Road
Hamilton HM 08 Bermuda
Att’n: General Counsel

If to the Executive:
To the last address delivered to
the Company by the Executive in
the manner set forth herein.
26.Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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The parties to this Agreement have executed this Agreement as of the day and year first written above.
XL GROUP LTD

By: /s/ Eileen Whelley
Name: Eileen G. Whelley
Title: EVP Human Resources and Chief Human Resources Officer
XL SERVICES (BERMUDA) LTD

By:     /s/ C. Stanley Lee
Name: C. Stanley Lee
Title: Director
EXECUTIVE
By:     /s/ Stephen Catlin
Name: Stephen Catlin

Exhibit A (Bring Down Release)
General Release
This General Release (“Release”) is executed on this 31st day of December, 2017, by Stephen John Oakley Catlin (the “Executive”) pursuant to the Agreement and Release between XL Group Ltd, XL Services (Bermuda) Ltd (collectively, the “Company”) and the Executive (the “Agreement”).
In consideration of the Agreement by and between Executive and the Company and dated __ ______, 2017, the Executive, on behalf of the Executive and the Executive’s heirs, executors, administrators, representatives, agents and assigns (the “Releasors”) hereby irrevocably and unconditionally releases and forever discharges the Company and its members, shareholders in their capacity related to the Company, parents, Affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees, agents, and contractors (in their capacities as such) and their heirs and assigns, and any and all employee pension benefit or welfare benefit plans of the Company or its Affiliates, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans (collectively, the “Releasees”), from all claims, actions, causes of action, rights, judgments, obligations, damages, charges, accountings, demands or liabilities of whatever kind or character, in law or in equity, whether known or unknown, that Releasors may have in any jurisdiction in the world in relation to, arising from or in connection with the Executive's employment by or directorships of, the Company or any of its Affiliates at any time and/or the termination of such employments or directorships (collectively, the “Claims”) which may have existed or which may now exist from date of the Agreement to the date hereof, including, without limitation, any Claims the Releasors may have arising from or relating to the Executive’s employment, hiring, separation, dismissal or entering into employment or retirement from employment with the Company or its Affiliates or relating to the Letter of Appointment or any other agreement between the Executive and the Company or an Affiliate, and that it would not be just or equitable for Executive to claim or be awarded any further sum. For the avoidance of doubt Claims for the purposes of this paragraph includes any claim for or relating to unfair dismissal, statutory severance payment, sex, race or disability discrimination, harassment, discrimination on the grounds of religion or belief and/or age or sexual orientation, working time, unlawful deduction from wages, unlawful detriment on health and safety grounds, a protective award or any other statutory or common law employment rights which the Executive, (or anyone on his behalf), has or may have.
Executive promises not to commence any judicial proceeding relating to any Claim released under this Release or the Agreement. If Executive breaches this promise by suing the Company or any of the other Company Releasees in any national, federal, state, or local court, then the Executive will reimburse the Company no later than thirty (30) days prior to the commencement of such proceeding for any payments previously received by Executive under Sections 3(b) and 4(b) of the Agreement and the Company shall otherwise be excused from making any remaining payments owed under the Agreement, except that Executive shall retain $200.

Executive represents and warrants that there are no pending or outstanding lawsuits, actions, claims, administrative or judicial proceedings, charges, or complaints against the Company or any of the other Company Releasees to which Executive is a party or which is maintained on Executive’s behalf. The Company relied, and continues to rely upon, this representation and warranty in agreeing to enter into the Agreement and this Release.
This Release excludes (i) claims for breach of the Agreement; (ii) claims that arise after the date of this Release; (iii) claims for benefits pending but not yet approved or denied under the Company’s welfare or pension plans, if applicable, and (iv) other Claims that cannot lawfully be waived. In addition, nothing in this Agreement in any way limits Executive’s right to file, or lawfully to assist, cooperate, inform, participate, and/or testify in, any investigation/proceeding/hearing concerning any administrative claim with any government agency under any law that protects such rights. Despite the prior sentence, Executive waives all rights to recover money or other personal benefit -- directly from the Company -- for any such claim or related litigation, except as prohibited by law. Moreover, nothing in this Release in any way limits Executive’s right to report possible violations of United States federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, and any agency Inspector General, or Executive’s right to make other disclosures that are protected under the whistleblower provisions of UK, Bermuda, United States federal law or regulation. To the extent there are any claims not subject to this Release, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective, or multi-party action or proceeding based on such claim(s).

______________________________
Stephen John Oakley Catlin

Exhibit B

Stock Options

Grant Date	Shares Subject to Option	Option Price	Expiration Date
13/05/2015	352,665	$36.92	13/05/2025
28/02/2016	375,627	$34.64	28/02/2026

Performance Units (Estimates)

Grant Date	Target Units at Grant Date	Proration Factor*	Prorated Target Units at Term**
13/05/2015	60,943	100.0%	60,943
28/02/2016	64,954	66.7%	43,303
* Proration factor calculated as the number of active service days actually worked by Executive within the applicable three year cycle divided by the number of actual days within the three year performance cycle.

** Prorated Target Units for each performance unit award will be adjusted for actual performance through, in the case of the 2015 Award, the 2017 fiscal year end and, in the case of the 2016 Award, the 2018 fiscal year end, and any vested shares shall be delivered to the participant’s brokerage account at Merrill Lynch by 15 March 2018 with respect to the 2015 Award and by 15 March 2019 with respect to the 2016 Award.

Restricted Cash Units

Grant Date	Units Outstanding
13/05/2015	34,802